Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation
HashiCorp (Australia) Pty Ltd	Australia
HashiCorp (Bulgaria) EOOD	Bulgaria
HashiCorp Sales & Marketing (Canada) Inc.	Canada
HashiCorp Costa Rica S.A.	Costa Rica
HashiCorp France Sarl	France
HashiCorp Germany GmbH	Germany
HashiCorp (India) Private Limited	India
HashiCorp (Singapore) Pte. Ltd.	Singapore
HashiCorp South Korea Inc.	South Korea
HashiCorp Sweden AB	Sweden
HashiCorp (Italy) S.r.l.	Italy
HashiCorp (Japan) K.K.	Japan
HashiCorp Netherlands B.V.	Netherlands
HashiCorp UK Limited	UK
HashiCorp Federal, Inc.	Delaware